Exhibit 99.1

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS OF AMERICA REPORTS FISCAL 2010
SECOND QUARTER RESULTS
—Net Income Jumps 48 Percent for Quarter —
LOS ANGELES, CA — November 4, 2009 — Motorcar Parts of America, Inc.
(NasdaqGM: MPAA) today reported results for its 2010 fiscal second quarter, supported by increased demand for alternator and starter replacements and the benefits of a gain from the recent acquisition of Reliance Automotive.
     Net income for the fiscal 2010 second quarter ended September 30, 2009 increased 48 percent to $3.4 million, or $0.28 per diluted share, compared with $2.3 million or $0.19 per diluted share, a year ago. Results for the fiscal 2010 second quarter included a $1.3 million gain, or $0.07 per diluted share, related to the company’s acquisition of Reliance Automotive completed in August.
     Net sales for the fiscal 2010 second quarter increased 8.2 percent to $39.4 million compared with $36.4 million for the same period last year. This increase was primarily due to net sales to new customers acquired in the recent acquisition of Reliance Automotive and other increases in net sales. In addition, net sales for the quarter benefited from the recognition of $845,000 of previously deferred core revenue due to entering into a new customer contract.
     Gross profit for the fiscal 2010 second quarter was $10.8 million compared with $11.9 million for the same period a year ago. Gross profit as a percentage of net sales for the second quarter was 27.4 percent compared with 32.7 percent a year ago and 21.9 percent in the fiscal 2010 first quarter. Gross margin for the second quarter was impacted by increased packaging costs, a reduction in scrap metal prices resulting in decreased scrap metal revenues and an increase in the provision for inventory reserves, which offset lower manufacturing costs compared to the prior year.
     For the fiscal 2010 six-month period, net income was $4.6 million, or $0.38 per diluted share, compared with $5.4 million, or $0.44 per diluted share, a year earlier. Net sales for the six months were $72.1 million compared with $69.1 million a year ago.
     Gross profit for the fiscal 2010 six-month period was $18.0 million compared with $23.4 million for the same period a year ago. Gross profit as a percentage of net sales for the fiscal 2010 six-month period was 24.9 percent compared with 33.8 percent a year ago. The six-month period a year
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earlier benefited from the reversal of a $1.3 million accrual related to customs duty claims; higher scrap metal revenues of $1.3 million; lower packaging costs, a lower provision for inventory reserves and other lower period costs. In addition, gross profit for the fiscal 2009 six-month period was positively impacted by an acceleration of promotional allowances in the fourth quarter of fiscal 2008, caused by an amendment to a customer agreement, which otherwise would have been earned by a customer during fiscal 2009 of $1.5 million.
     “Results for the quarter highlight the strength of the sales momentum that started late in the first quarter, as well as initial sales contributions derived from a recent acquisition that offers additional growth opportunities, ” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts. “We continue to be encouraged by the volume of business from existing and new customers and remain focused on capitalizing on our manufacturing capacity and operating leverage to increase profitability,” Joffe added.
     He highlighted the company’s recently announced new credit facility and anticipated further balance sheet improvements as complementary to Motorcar Parts of America’s strategy to grow organically and through acquisitions.
     General and administrative expenses for the fiscal 2010 second quarter decreased 26.5 percent to $3.7 million from $5.0 million a year earlier — primarily due to a non-cash gain in currency mark-to-market accounting for foreign exchange contracts of $699,000, and a decrease in professional fees; and other general and administration expenses.
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call on Monday, November 9, 2009 at 10:00 a.m. Pacific time to discuss the company’s financial results and operations for the fiscal 2010 second quarter. The call will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (888)-726-2413 (domestic) or (913)-312-1458 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific time on Monday, November 9, 2009 through midnight Pacific Time on Monday, November 16, 2009 by calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 6418347.
     As previously announced, the company is scheduled to make a presentation at the Gabelli 33rd Annual Aftermarket Symposium at 12:00 p.m. Pacific time today at the Bellagio Las Vegas. A live
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webcast of the presentation will be available through the link www.motorcarparts.com and archived for a period of 90 days.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2009 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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(Financial tables follow)
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$39,437,000	$36,437,000	$72,127,000	$69,142,000
Cost of goods sold	28,621,000	24,531,000	54,140,000	45,756,000

Gross profit	10,816,000	11,906,000	17,987,000	23,386,000
Operating expenses:
General and administrative	3,653,000	4,972,000	6,165,000	9,174,000
Sales and marketing	1,535,000	1,344,000	2,807,000	2,356,000
Research and development	334,000	581,000	668,000	1,043,000

Total operating expenses	5,522,000	6,897,000	9,640,000	12,573,000

Operating income	5,294,000	5,009,000	8,347,000	10,813,000
Other expense (income):
Gain on acquisition	(1,331,000)	—	(1,331,000)	—
Interest expense	974,000	1,152,000	1,970,000	1,984,000
Interest income	—	(4,000)	—	(18,000)

Income before income tax expense	5,651,000	3,861,000	7,708,000	8,847,000
Income tax expense	2,216,000	1,541,000	3,078,000	3,495,000

Net income	$3,435,000	$2,320,000	$4,630,000	$5,352,000

Basic net income per share	$0.29	$0.19	$0.39	$0.44

Diluted net income per share	$0.28	$0.19	$0.38	$0.44

Weighted average number of shares outstanding:
Basic	11,973,510	11,987,975	11,967,797	12,029,039

Diluted	12,101,997	12,130,280	12,086,298	12,158,376

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30, 2009	March 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash	$1,633,000	$452,000
Short-term investments	390,000	335,000
Accounts receivable — net	12,509,000	11,121,000
Inventory— net	27,785,000	27,923,000
Inventory unreturned	4,269,000	4,708,000
Deferred income taxes	8,280,000	8,277,000
Prepaid expenses and other current assets	1,573,000	1,355,000

Total current assets	56,439,000	54,171,000
Plant and equipment — net	13,289,000	13,997,000
Long-term core inventory	63,993,000	62,821,000
Long-term core inventory deposit	25,768,000	24,451,000
Long-term deferred income taxes	480,000	989,000
Intangible assets — net	6,690,000	2,564,000
Other assets	512,000	595,000

TOTAL ASSETS	$167,171,000	$159,588,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,635,000	$24,507,000
Note payable	133,000	722,000
Accrued liabilities	1,513,000	1,451,000
Accrued salaries and wages	2,365,000	3,162,000
Accrued workers’ compensation claims	1,600,000	1,895,000
Income tax payable	909,000	1,158,000
Line of credit	23,700,000	21,600,000
Other current liabilities	597,000	1,624,000
Current portion of capital lease obligations	1,577,000	1,621,000

Total current liabilities	62,029,000	57,740,000
Deferred core revenue	5,509,000	5,934,000
Deferred gain on sale-leaseback	581,000	843,000
Other liabilities	713,000	587,000
Capitalized lease obligations, less current portion	637,000	1,401,000

Total liabilities	69,469,000	66,505,000
Commitments and Contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 11,996,021 and 11,962,021 shares issued and outstanding at September 30, 2009 and March 31, 2009, respectively	120,000	120,000
Additional paid-in capital	92,680,000	92,459,000
Additional paid-in capital-warrant	1,879,000	1,879,000
Accumulated other comprehensive loss	(2,216,000)	(1,984,000)
Retained earnings	5,239,000	609,000
Total shareholders’ equity	97,702,000	93,083,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$167,171,000	$159,588,000